Exhibit 24(b)(8.6)

SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 17th day of
MARCH, 2009 by and between ING Life Insurance and Annuity Company (“ING
Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”) (collectively, “ING”), and Delaware Service
Company, Inc (“Delaware”), acting as transfer agent for the registered open-end management investment companies listed on Schedule A-1 (each a “Fund” or collectively the “Funds”).

WHEREAS, Delaware acts as principal transfer agent for the Funds listed on
Schedule A-1, which list may be amended unilaterally by Delaware in its sole discretion in the event of any change to the information contained therein and any such amended
Schedule A-1 shall be provided to ING from time to time; and

WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as
amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively,
“Plans”); and

WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

WHEREAS, ING Life has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a
Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary
(“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or
Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

(b) With respect to Plans that invest in the Funds indirectly through the
Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the
Separate Accounts (except for such Accounts for which no such registration is required)
as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or Participant, as applicable under a particular Contract.

2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to two omnibus accounts, each held in the name of the Nominee, may be maintained for those Plan assets directed for investment directly in the Fund. One such omnibus account may be maintained in connection with Plans for which ING Life is providing various recordkeeping and other administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. In addition, with respect to each Fund, a single omnibus account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. (All such omnibus accounts shall be referred to collectively as the “Accounts.”) ING Life or ING
Institutional, as service agent for the Plans, or ING Life, as issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by ING.

ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a) making the funds available under the Contracts or other arrangements offered by ING;

(b) assisting in processing customer purchase and redemption requests;

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	(c)	answering customer inquiries regarding account status and history;

	(d)	assisting customers in designating and changing dividend options, account designations and addresses;

	(e)	adopting and maintaining appropriate security measures for identifying customers;

	(f)	providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

	(g)	furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;

	(h)	processing customer purchase and redemption requests for shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 4 hereof;

	(i)	providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;

	(j)	updating customer records to reflect dividend payments;

	(k)	transmitting proxy statements, annual and semi-annual reports, the Funds’
then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

	(l)	providing such other related services upon which Delaware and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers.
ING shall exercise reasonable care in performing all such services.

4.	Pricing Information, Orders, Settlement.

	(a)	The shares shall be available to be purchased by the Nominee or by ING
Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses.
Fund shares shall be purchased and redeemed on a net basis for such Plans or such
Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from contract owners, Plan
Representatives or Participants, provided, however, that the Board of Directors of the
Funds (hereinafter the “Directors”) may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of

654345-7		3

Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(b)	Delaware agrees to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading (normally
4:00 p.m. East Coast Time on the New York Stock Exchange (“Close of Trading”) on
each business day that the New York Stock Exchange is open for business (“Business
Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Delaware shall use its best efforts to provide or cause to be provided to ING Financial such information by 6:30 p.m. East Coast Time, but no later than 7:00 p.m. East Coast Time. In the event the pricing information is not available by
7:00 p.m. East Coast Time, Delaware, or its designee, will communicate to ING the anticipated delivery time for pricing.

(c)	ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its
Separate Accounts (“Instructions”). In addition, ING Financial shall (i) transmit to
Delaware such Instructions no later than 8:30 a.m. East Coast Time on the next following
Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the contract owners, Plan Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING
Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Delaware for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

(d)	ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Delaware, as soon as possible, but in any event no later than 4:00
p.m. East Coast Time on the Business Day after the Trade Date.

(e)	Delaware or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m.
East Coast Time on the Business Day after the Trade Date.

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(f)	In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e)
above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in
which case such activities will be governed by the provisions set forth in Exhibit I to this
Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

(g)	Upon Delaware’s request, ING shall provide copies of historical records relating to transactions between the Funds and the contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Delaware or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Delaware or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h)	ING Financial shall assume responsibility as herein described for any loss to Delaware or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Delaware, and ING Financial will immediately pay such loss to Delaware or such Fund upon ING
Financial’s receipt of written notification, with supporting data.

(i)	Delaware shall indemnify and hold ING harmless, from the effective date of this Agreement, against any amount ING is required to pay to contract owners, Plans,
Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a
Fund, upon written notification by ING, with supporting data, to Delaware. In addition,
Delaware shall be liable to ING for systems and out of pocket costs incurred by ING in making a contract owner’s, a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the Fund’s failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a contract owner’s or a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected. In addition, ING shall be liable to the Funds and/or
Delaware for systems and out of pocket costs incurred by the Funds and/or Delaware in making an omnibus account(s) whole, if such costs or expenses are a result of ING’s failure to provide timely or correct Instructions. If a mistake is caused in supplying such information or confirmations, which results in reconciliation with incorrect information, the amount required to make an omnibus account(s) whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

654345-7	5

(j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Delaware agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5.	Servicing Fees.

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Delaware. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. In consideration of the administrative services to be provided by ING, Delaware agrees to pay (or to cause its affiliate to pay) to ING Life or
ING Institutional, as appropriate, a servicing fee (“Servicing Fees”), as specified in
Schedule A-2 (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar month. Delaware or its affiliate will make such payments to ING Life or
ING Institutional within thirty (30) days after receipt of a statement from ING showing the calculation of the fee payable to ING Life or ING Institutional for the month. The statement shall be sent in the format described in Schedule A-3. Unless Delaware objects in writing, ING will be paid within thirty (30) days following Delaware’s receipt of such monthly statement. If, however, payment due does not equal or exceed $____ in any particular month, ING will roll any outstanding charges forward and include them on its next monthly statement. If the fee amount invoiced by ING in the monthly statement differs from the fee amount owed according to Delaware’s records, Delaware will pay the fees based on the amount owed according to Delaware’s records. Delaware’s payment of a statement shall be final and conclusive evidence that Delaware has paid ING for all services rendered during such month. Delaware will work with ING to reconcile any discrepancies regarding the amount of fees owed. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to
Participant accounts in a Plan all or a portion of such Servicing Fees, or to use Servicing
Fees it collects from Delaware to offset other fees payable by the Plan to ING Life or
ING Institutional.

6.	12b-1 Fees.

To compensate ING Financial, which is the broker-dealer of record, or any broker-dealer designated by ING Life or ING Institutional, for its distribution of Fund
Shares or administrative services related to Fund Shares, Delaware Distributors, L.P.,
(“DDLP”) an affiliate of Delaware, shall make monthly payments to ING Financial, as specified in Schedule A-2 (attached) (“12b-1 Fees”), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each month. DDLP will make such payments to ING
Financial within thirty (30) days after the end of each month. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the month and such other supporting data as may be reasonably requested by ING

654345-7	6

Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1
Fees, or to use 12b-1 Fees it collects from DDLP to offset other fees payable by the Plan to ING Financial. ING Financial and DDLP executed a Dealer’s Agreement (the
“Dealer’s Agreement”). ING Financial acknowledges that this Agreement does not terminate nor in any way alter the terms and conditions of the Dealer’s Agreement.

7.	Expenses.

Delaware shall make available for reimbursement certain out-of-pocket expenses
ING Life or ING Institutional incurs in connection with providing shareholder services to contract owners or the Plans. These expenses include printing costs and actual postage paid by ING Life or ING Institutional in connection with mailing updated prospectuses, supplements and financial reports to contract owners or Plan Representatives or
Participants for which ING Life or ING Institutional provides shareholder services hereunder, and all costs incurred by ING Life or ING Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Delaware shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial
Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

8.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

	(a)	At the option of either ING Life, ING Institutional, ING Financial or
Delaware upon one hundred and fifty (150) days advance written notice to the other parties;

	(b)	At the option of ING Life, ING Institutional or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the
Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

	(c)	At the option of either ING Financial or Delaware, upon institution of formal disciplinary or investigative proceedings against ING Financial, Delaware or the
Funds by the Financial Industry Regulatory Authority (“FINRA”), the Securities and
Exchange Commission (“SEC”), or any other regulatory body;

	(d)	At the option of Delaware, if Delaware shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

654345-7		7

	(e)	At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

	(f)	Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable
Contracts. ING Life will give 60 days’ written notice to the Fund and the Delaware of any decision to replace the Fund’s shares;

	(g)	Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial, ING
Life and ING Institutional may assign, without consent of Delaware, their respective rights, duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Delaware, or

	(h)	If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the
Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9.	Continuation of Agreement.

Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, servicing fee will continue to be payable under the terms in Section 5 after the termination, for as long as fund assets are held through the
Contracts or through ING Life’s or ING Institutional’s arrangement with Plans.

10.	Advertising and Related Materials.

	(a)	Advertising and literature with respect to the Funds prepared by ING
Financial or the Nominee or its agents for use in marketing shares of the Funds to contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to for review and approval before such material is used with the general public or any contract owner, Plan, Plan Representative, or Participant. Delaware shall advise the submitting party in writing within ten (10) Business Days of receipt of such materials of its approval or disapproval of such materials.

	(b)	Delaware will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Delaware will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and

654345-7		8

semiannual reports, and all amendments or supplements suitable for posting on ING’s websites at our discretion.

	(c)	Delaware will provide via Excel spreadsheet an electronic transmission to
ING at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

11.	Proxy Voting.

ING or the Nominee will distribute to contract owners, Plan Representatives or
Participants all proxy materials furnished by Delaware or its designees for the Funds.
ING and the Nominee shall not oppose or interfere with the solicitation of proxies for
Fund shares held for such beneficial owners.

12.	Indemnification.

	(a)	ING Financial, ING Life and ING Institutional agree to indemnify and hold harmless the Funds, Delaware and each of their directors, officers, affiliates, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Delaware or any such director, officer, affiliate, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Life or ING Institutional under this Agreement, or (ii) result from a breach of a material provision of this
Agreement. ING will reimburse any legal or other expenses reasonably incurred by
Delaware or any such director, officer, affiliate, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Delaware or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

	(b)	Delaware agrees to indemnify and hold harmless each of ING Financial,
ING Life and ING Institutional, the Nominee, and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial, ING Life, ING
Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Life, ING Institutional, the
Nominee or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Delaware will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Life, ING Institutional, the
Nominee or any such director, officer, employee, agent, or controlling person in

654345-7		9

connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Delaware will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial, ING Life, ING Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13.	Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Funds through the Account.

(b) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect

654345-7	10

at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Funds through the Account.

(c) Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

(iv) that it will not, without the written consent of Delaware, make representations concerning shares of the Funds except those contained in the then- current prospectus and in the current printed sales literature approved by either the Fund or Delaware.

(d) Representations of Delaware. Delaware represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the
Funds have registered and qualified its shares for sale in accordance with the securities laws of each jurisdiction where it is required to do so, except where the failure to be so registered and qualified would not have a material adverse effect on the Funds;

654345-7	11

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that
Delaware will notify ING Financial, ING Life and ING Institutional immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that Delaware Distributors, L.P., (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this
Agreement and Delaware Service Company, Inc. is a transfer agent registered under the Securities Exchange Act of 1934, as amended; and

(v) that Delaware (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this
Agreement

14.	Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Anti-Money Laundering. Each of the parties to this Agreement has established and does maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(c) Restrictions on “Excessive Trading.” The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life and ING Institutional have adopted their own excessive trading policy, which is attached as Exhibit II (the “Policy”). ING does not monitor trading in

654345-7	12

fund shares on behalf of, or in accordance with disclosed policies of, any fund groups;
however, ING Life and ING Institutional monitor individual Participant and Contract owner trading in accordance with its Policy. ING Life and ING Institutional will use their best efforts, and shall reasonably cooperate with the Delaware and the Funds, and will execute any instructions from the Delaware or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by Delaware or the Funds as having engaged in transactions in
Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties entered into, or will enter into, a separate shareholder information agreement, incorporating the terms of the
Policy. ING Life and ING Institutional agree to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties.

(d)	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING
One Orange Way, C1S
Windsor, CT 06095-4774
Attention: Michael Pignatella, Counsel

To Delaware:
Delaware Service Company, Inc.
One Commerce Square
2005 Market Street
Philadelphia, PA 19103
Attention: Douglas L. Anderson, Senior Vice President

With a copy to:
General Counsel
Delaware Investments
2005 Market Street
Philadelphia, PA 19103

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

(e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

654345-7	13

(f)	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(g)	Severability. In case any one or more of the provisions contained in this
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(h)	Entire Agreement. This Agreement including any Exhibits attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

(i)	ING Life Insurance and Annuity Company, ING Institutional Plan
Services, LLC and ING Financial Advisers, LLC agree to comply with the applicable terms of the Funds’ prospectuses. The parties agree that transactions in the Funds by
Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon written request by Delaware, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

[Signature Page Follows]

654345-7	14

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Lisa S. Gilarde
Name	Lisa S. Gilarde
Title	Vice President

ING INSTITUTIONAL PLAN SERVICES, LLP

By	/s/ Michelle Sheiowitz attorney in fact
Name	Michelle Sheiowitz
Title	Vice President

ING FINANCIAL ADVISERS, LLC

By	/s/ David A. Kelsey
Name	David A. Kelsey
Title	COO/VP

DELAWARE SERVICE COMPANY, INC.

By	David P. O’Connor
Name:	David P. O’Connor
Title:	Senior Vice President/General Counsel

654345-7		15

Schedule A-1

Effective Date: March 17, 2009

                   The parties understand that this Schedule A-1 may be amended unilaterally by
                   Delaware in its sole discretion in the event of any change to the information contained herein and any such amended Schedule A-1 shall be provided to ING from time to time.

Fund Number	Fund Name	Share Class	Type	CUSIP Number	NASDAQ Symbol
452	Delaware Aggressive Allocation Portfolio	A	Equity	245918883	DFGAX
455	Delaware Aggressive Allocation Portfolio	I	Equity	245918859	DFGIX
535	Delaware Aggressive Allocation Portfolio	R	Equity	245918826	DFGRX
496	Delaware American Services	A	Equity	24581P101	DASAX
499	Delaware American Services	I	Equity	24581P200	DASIX
552	Delaware American Services	R	Equity	24581P507	DASRX
002	Delaware Balanced (closed to new investors)	A	Equity	246093108	DELFX
042	Delaware Balanced (closed to new investors)	I	Equity	246093207	DEICX
521	Delaware Balanced (closed to new investors)	R	Equity	246093884	DELRX
008	Delaware Cash Reserve	A	Money Market	245910104	DCRXX
444	Delaware Conservative Allocation Portfolio	A	Equity	245918107	DFIAX
447	Delaware Conservative Allocation Portfolio	I	Equity	245918404	DFIIX
533	Delaware Conservative Allocation Portfolio	R	Equity	245918818	DFIRX
023	Delaware Core Plus Bond	A	Fixed Income	246094205	DEGGX
041	Delaware Core Plus Bond	I	Fixed Income	246094502	DUGIX
526	Delaware Core Plus Bond	R	Fixed Income	246094809	DUGRX
460	Delaware Corporate Bond	A	Fixed Income	245908785	DGCAX
463	Delaware Corporate Bond	I	Fixed Income	245908751	DGCIX
536	Delaware Corporate Bond	R	Fixed Income	245908744	DGCRX
024	Delaware Delchester (closed to new investors)	A	Fixed Income	245908207	DETWX
044	Delaware Delchester (closed to new investors)	I	Fixed Income	245908306	DETIX
189	Delaware Diversified Income	A	Fixed Income	246248744	DPDFX
195	Delaware Diversified Income	I	Fixed Income	246248587	DPFFX
531	Delaware Diversified Income	R	Fixed Income	246248553	DPRFX
129	Delaware Dividend Income	A	Equity	24610B107	DDIAX
132	Delaware Dividend Income	I	Equity	24610B404	DDIIX
543	Delaware Dividend Income	R	Equity	24610B842	DDDRX
019	Delaware Emerging Markets	A	Equity	245914841	DEMAX
020	Delaware Emerging Markets	I	Equity	245914817	DEMIX
464	Delaware Extended Duration Bond	A	Fixed Income	245908835	DEEAX
467	Delaware Extended Duration Bond	I	Fixed Income	245908793	DEEIX
549	Delaware Extended Duration Bond	R	Fixed Income	245908728	DEERX
179	Delaware Global Value	A	Equity	245914718	DABAX
182	Delaware Global Value	I	Equity	245914676	DABIX
016	Delaware Growth Opportunities	A	Equity	245906102	DFCIX
045	Delaware Growth Opportunities	I	Equity	245906201	DFDIX
523	Delaware Growth Opportunities	R	Equity	245906508	DFRIX

654345-7                                                                            16

137	Delaware High-Yield Opportunities	A	Fixed Income	245908876	DHOAX
140	Delaware High-Yield Opportunities	I	Fixed Income	245908843	DHOIX
539	Delaware High-Yield Opportunities	R	Fixed Income	245908736	DHIRX
556	Delaware Inflation Protected Bond	A	Fixed Income	246094882	DIPAX
559	Delaware Inflation Protected Bond	I	Fixed Income	246094858	DIPIX
034	Delaware International Value Equity	A	Equity	245914106	DEGIX
048	Delaware International Value Equity	I	Equity	245914403	DEQIX
527	Delaware International Value Equity	R	Equity	245914577	DIVRX
001	Delaware Large Cap Value	A	Equity	245907100	DELDX
051	Delaware Large Cap Value	I	Equity	245907407	DEDIX
520	Delaware Large Cap Value	R	Equity	245907886	DECRX
022	Delaware Limited-Term Diversified Income	A	Fixed Income	245912308	DTRIX
047	Delaware Limited-Term Diversified Income	I	Fixed Income	245912506	DTINX
525	Delaware Limited-Term Diversified Income	R	Fixed Income	245912803	DLTRX
577	Delaware Mid Cap Value	A	Equity	246093868	DLMAX
579	Delaware Mid Cap Value	I	Equity	246093835	DLMIX
580	Delaware Mid Cap Value	R	Equity	246093843	DLMRX
448	Delaware Moderate Allocation Portfolio	A	Equity	245918503	DFBAX
451	Delaware Moderate Allocation Portfolio	I	Equity	245918800	DFFIX
534	Delaware Moderate Allocation Portfolio	R	Equity	245918834	DFBRX
095	Delaware REIT	A	Equity	246248868	DPREX
186	Delaware REIT	I	Equity	246248777	DPRSX
529	Delaware REIT	R	Equity	246248561	DPRRX
316	Delaware Select Growth	A	Equity	928931104	DVEAX
442	Delaware Select Growth	I	Equity	928931757	VAGGX
532	Delaware Select Growth	R	Equity	928931740	DFSRX
480	Delaware Small Cap Core	A	Equity	24610B883	DCCAX
483	Delaware Small Cap Core	I	Equity	24610B859	DCCIX
550	Delaware Small Cap Core	R	Equity	24610B834	DCCRX
509	Delaware Small Cap Growth	A	Equity	246118301	DSCAX
512	Delaware Small Cap Growth	I	Equity	246118608	DSCIX
537	Delaware Small Cap Growth	R	Equity	246118590	DSCRX
021	Delaware Small Cap Value	A	Equity	246097109	DEVLX
046	Delaware Small Cap Value	I	Equity	246097208	DEVIX
538	Delaware Small Cap Value	R	Equity	246097505	DVLRX
003	Delaware Trend	A	Equity	245905104	DELTX
043	Delaware Trend	I	Equity	245905203	DGTIX
522	Delaware Trend	R	Equity	245905500	DETRX
101	Delaware U.S. Growth	A	Equity	245917505	DUGAX
104	Delaware U.S. Growth	I	Equity	245917802	DEUIX
530	Delaware U.S. Growth	R	Equity	245917711	DEURX
456	Delaware Value	A	Equity	24610C881	DDVAX
459	Delaware Value	I	Equity	24610C857	DDVIX
561	Delaware Value	R	Equity	245907860	DDVRX

654345-7                                                               17

Schedule A-2

Servicing Fees and 12b-1 Fees

For services rendered by ING under the Agreement with respect to Plan assets that invest in the Funds indirectly through annuity contracts and funding agreements issued by ING
Life, Delaware and/or the Funds shall pay the following fees to ING:

Fund	Share Class	Servicing Fee*	12b-1 Fees**	Total Fee
All Delaware Funds (equity)	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (fixed income)except for:	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
* Limited-Term Diversified Income Fund***	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (equity)	I	___% (__ bps)	None	___% (__ bps)
All Delaware Funds (fixed income)	I	___% (__ bps)	None	___% (__ bps)
All Delaware Funds (equity)	R	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (fixed income)	R	___% (__ bps)	___% (__ bps)	___% (__ bps)

*The Servicing Fees will be paid by Delaware, or one of its affiliates, from Delaware’s or its affiliates’ own assets and not from assets of the Funds.

**The 12b-1 Fees will not exceed the rate described in the table and shall be paid upon the terms and conditions set forth in the 12b-1 Plan(s) and in the then current prospectus(es) of such Funds and will be paid by Delaware’s affiliate, Delaware
Distributors, L.P. ING acknowledges that each Fund reserves the right to modify, suspend or terminate its 12b-1 Plan at any time as specified in the 12b-1 Plan and the
Funds and Delaware reserve the right, at any time, without notice, to modify, suspend or terminate payments of 12b-1 Fees hereunder in the event of such modification, suspension or termination of the 12b-1 Plan.

***The 12b-1 Fees for Limited Term Diversified Income Fund, Share Class A, are ___%
bps.

654345-7	18

For services rendered by ING under the Agreement with respect to Plan assets that investing in the Funds directly, Delaware and/or the Funds shall pay the following fees to ING:

Fund	Share Class	Servicing Fee*	12b-1 Fees**	Total Fee
All Delaware Funds (equity)	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (fixed income)except for:	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
* Limited-Term Diversified Income Fund**	A	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (equity)	I	___% (__ bps)	None	___% (__ bps)
All Delaware Funds (fixed income)	I	___% (__ bps)	None	___% (__ bps)
All Delaware Funds (equity)	R	___% (__ bps)	___% (__ bps)	___% (__ bps)
All Delaware Funds (fixed income)	R	___% (__ bps)	___% (__ bps)	___% (__ bps)

 *The 12b-1 Fees will not exceed the rate described in the table and shall be paid upon the terms and conditions set forth in the 12b-1 Plan(s) and in the then current prospectus(es)
of such Funds and will be paid by Delaware’s affiliate, Delaware Distributors, L.P ING acknowledges that each Fund reserves the right to modify, suspend or terminate its 12b-1
Plan at any time as specified in the 12b-1 Plan and the Funds and Delaware reserve the right, at any time, without notice, to modify, suspend or terminate payments of 12b-1
Fees hereunder in the event of such modification, suspension or termination of the 12b-1
Plan.

**The 12b-1 Fees for Limited Term Diversified Income Fund, Share Class A, are ___% bps.

654345-7 19

Schedule A-3
Contact Information
Sandra A. Milardo Accounting Supervisor ING Fund Operations, B3N One Orange Way Windsor, CT 06095-4774 Phone: 860.580.2493 | Fax: 860.580.0070 E-mail: SandraA.Milardo@us.ing.com

Wire Instructions:
JP Morgan Chase ABA: 021 000 021 Account #: 304166596 Account Name: ING North America Insurance Company Reference: Delaware Funds

Check Instructions for Lock Box:
Attn: Sandra Milardo ING AMERICA INSURANCE HOLDINGS INC. 2151 PAYSPHERE CIRCLE CHICAGO, IL 60674
Invoice Data
•	Date of Invoice
•	Billing Period
•	Company Name
•	Invoice number
•	Accounts by Delaware fund name & CUSIP
§	Delaware fund account number
§	Average assets for the billing period
§	Compensation rate
§	Payable Amount

654345-7	20

EXHIBIT I

To SELLING AND SERVICES AGREEMENT and FUND PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 4 of the Selling and Services Agreement and Fund
Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National
Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)	Delaware or its agents will furnish to ING Financial or its affiliate through NSCC’s
Mutual Fund Profile System (“MFPS”) as well as via mail to
Romano.Ghirlanda@us.ing.com, Chris.Hogan@using.com, and
INGFundOperations@us.ing.com (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.
Delaware or its agents will use its best efforts to provide all such information to ING
Financial or its affiliate by 7:00 p.m East Coast Time on each business day that the
Fund is open for business (each a “Business Day”). In the event such information is not available by 7:00 p.m. East Coast Time, Delaware will communicate to ING the anticipated delivery time for such information. Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such
Fund’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of
Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System
(“Fund/SERV”) by 5:00 a.m. East Coast Time on the next Business Day. Subject to
ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Delaware and the Funds, and the Business
Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.
Instructions received in proper form by ING Financial or its affiliate after the Close of
Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be

654345-7	21

automatically reinvested at net asset value in accordance with the Fund’s then current prospectuses.

(c)	If on any day ING Financial or its affiliate or Delaware is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Delaware or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(d)	These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any
Fund.

2. ING Financial or its affiliate, Delaware and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the
MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the
Agreement shall have the same meaning as in this Exhibit.

654345-7	22

EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended.
ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:
a.	More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-
trips involving the same fund within a 60 calendar day period would meet
ING’s definition of Excessive Trading; or
	b.	Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:
	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
	c.	Purchases and sales of fund shares in the amount of $_____ or less;
	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
	e.	Transactions initiated by a member of the ING family of insurance companies.

2.	If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice
Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time
(“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic
Trading Privileges. According to the needs of the various business units, a copy of the

654345-7		23

warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

3.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S.
mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the
Excessive Trading activity.

4.	Following the six month suspension period during which no additional Excessive
Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future
Excessive Trading will result in an indefinite suspension of the Electronic Trading
Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.	ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6.	Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

654345-7	24